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                                                                    EXHIBIT 99.1


Contact:

Investors:                                                Media:
Ann Tanabe                                                Brad Miles
Encysive Pharmaceuticals                                  BMC Communications
(713) 796-8822                                            (212) 477-9007 ext. 17

Hershel Berry
The Trout Group
(415) 392-3385


FOR IMMEDIATE RELEASE


                 ENCYSIVE PHARMACEUTICALS ANNOUNCES RESULTS FROM
                THELIN(TM) AND VIAGRA(TM) DRUG INTERACTION STUDY


HOUSTON -AUGUST 26, 2004- Encysive Pharmaceuticals (NASDAQ: ENCY) announced today results from a 24-subject drug interaction study of Thelin(TM) (sitaxsentan) and Viagra(TM) (sildenafil) which demonstrated a minor pharmacokinetic drug-drug interaction.

In the study, a group of 24 normal healthy volunteers participated in two treatment periods. In one, they received Thelin (100 mg) for seven days and a single dose of Viagra (100 mg) on the seventh day. In the other treatment period they received seven days of placebo and 100 mg of Viagra on the seventh day. Subjects were randomly assigned to which treatment they received first. Blood was drawn to determine plasma levels of sitaxsentan, sildenafil and sildenafil's active metabolite n-desmethyl sildenafil.

Results showed that sildenafil administration did not appear to alter sitaxsentan levels. In the presence of sitaxsentan, the Cmax (maximum concentration) of sildenafil increased by 18% and the AUC (area under the plasma concentration/time curve) increased by 28%. No effects on levels of the n-desmethyl sildenafil were observed.

"Based on these data, Viagra doesn't appear to impact Thelin pharmacokinetics. Thelin showed a minor effect on overall Viagra pharmacokinetics, presumably based on the expected, weak, cytochrome P450 3A4 inhibition seen in cultured hepatocytes," said Terrance C. Coyne, M.D., Vice President of Clinical Development and Chief Medical Officer of Encysive Pharmaceuticals. "In consideration of discussions of other drug interactions in the Viagra package insert, our findings suggest that administration of a combination of Thelin and Viagra should not require adjustment of either the Viagra or Thelin dosages," added Dr. Coyne.

"Neither Thelin nor Viagra are approved for use in pulmonary arterial hypertension (PAH). However, both are under active investigation for PAH and we are aware that interest is high, As such, we felt it was important to evaluate the potential for a drug

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                                                                    EXHIBIT 99.1


interaction and to report the results promptly," stated Bruce D. Given, M.D., President and Chief Executive Officer of Encysive Pharmaceuticals.

ABOUT THELIN(TM) AND PAH

Thelin(TM) is a small molecule that blocks the action of endothelin, a potent mediator of blood vessel constriction and growth of smooth muscle in vascular walls. Endothelin receptor antagonists may prove to be effective in the treatment of a variety of diseases where the regulation of vascular constriction is important. Thelin is 6,500 fold selective in the targeting of the endothelin A receptor.

Pulmonary arterial hypertension (PAH) is a condition that involves high blood pressure and structural changes in the walls of the pulmonary arteries, which are the blood vessels that connect the right side of the heart to the lungs. PAH causes shortness of breath, limits activity, and is eventually fatal unless treated successfully with heart and lung transplant. Primary and secondary PAH are estimated to afflict approximately 80,000 to 100,000 people worldwide, many of whom are children and young women.

Side effects of Thelin seen in the program to date, and which occurred more frequently than in placebo, include liver dysfunction (increased ALT and AST), headache, edema, constipation, nasal congestion and flushing. Because Thelin inhibits the metabolism of warfarin, the dose of warfarin should be adjusted downward when co-administered with Thelin.

ABOUT ENCYSIVE PHARMACEUTICALS

Encysive Pharmaceuticals Inc., a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs, is recognized for our expertise in small molecule drug development and vascular biology. Argatroban, our first FDA-approved product, is being marketed by GlaxoSmithKline for heparin-induced thrombocytopenia. Encysive Pharmaceuticals is in Phase III development of the endothelin antagonist, Thelin, for pulmonary arterial hypertension. Our majority-owned affiliate, Revotar Biopharmaceuticals AG, is in Phase II development with the selectin antagonist bimosiamose in asthma, psoriasis and atopic dermatitis. Encysive Pharmaceuticals has several other research and development programs ongoing for a range of cardiovascular and inflammatory diseases. To learn more about Encysive Pharmaceuticals please visit our web site: www.encysive.com.


This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are timing and cost of our clinical trials, attainment of research and clinical goals and milestones of product candidates, attainment of required government approvals, sales levels of our products and availability of financing and revenues sufficient to fund development of product candidates and operations. In particular, careful consideration should be given to cautionary statements made in the various reports Encysive Pharmaceuticals, including as Texas Biotechnology Corporation, has filed with the Securities and Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.

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